UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BIGLARI HOLDINGS INC.
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Biglari Holdings Inc. (“Biglari Holdings”) has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Biglari Holdings’ director nominees at its 2015 annual meeting of shareholders.

On March 31, 2015, Biglari Holdings issued the following press release:

ISS Confirms Biglari Holdings’ Position that Groveland Nominees are “Underprepared” and Has “Questions About Their Credibility”

-     Biglari Holdings Expands on ISS’s Recommendation that Biglari Holdings’ Shareholders Should

NOT Vote for Any of Groveland’s Six Nominees –

-     ISS Recommends that Shareholders Vote Biglari Holdings’ BLUE Proxy Card –

San Antonio, TX, March 31, 2015 – Biglari Holdings Inc. (NYSE: BH) (“Biglari Holdings” or the “Company”) today issued the following statement regarding the Company’s 2015 Annual Meeting of Shareholders, to be held April 9, 2015.  A small hedge fund, Groveland Capital LLC (“Groveland”), which has disclosed a diminutive ownership stake in the Company of approximately 0.167%, is attempting to replace the entire Board of Directors of Biglari Holdings with a slate of nominees that the Company believes is wholly unqualified.  On March 26, 2015, Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, released a report echoing these concerns and recommending that Biglari Holdings’ shareholders vote on the Company’s BLUE proxy card and affirmatively reject Groveland Capital’s attempt to gain control of the Biglari Holdings Board of Directors.

The full text of the statement is as follows:

With our 2015 Annual Meeting fast approaching, we are writing again to urge you to protect your investment in the Company by casting your vote FOR Biglari Holdings’ six nominees for director.  As we have cautioned you previously, it is our certain conviction that the nominees put forth by Groveland Capital LLC (“Groveland”) — a small hedge fund hoping to take over your $1 billion Company with only a $1 million investment — are wholly unfit, unqualified and unprepared to run Biglari Holdings.  But don’t just take our word for it.  Recently, Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, issued a report that reinforces many of our deep concerns about Groveland and recommended shareholders affirmatively reject the Groveland slate.

Consider the following ISS findings and the questions they raise when considered alongside the pertinent facts:

1.
“[T]he dissident slate appears vastly underprepared for the challenges of governing and running this company should they win the total control they seek – in particular, the paucity of relevant operating or public board experience” — (ISS Report, page 11)

In our view, handing control of your Company over to the Groveland slate would be tantamount to handing the keys to your new car over to an unlicensed driver.

The Facts:

•
According to the ISS report, Groveland had a simple reason for why their proposed interim CEO was not among their Board nominees: they had not even MET him until after nominations were due, a fact that ISS asserts “raises any number of questions about their credibility.”

•
In their interview with ISS, Groveland’s excuse for the low quality of their slate was “fear of some unnamed retaliation,” which ISS dismisses by noting the number of other qualified candidates that serve as dissident nominees.  ISS sharply criticized the “thoroughness of the dissident’s recruiting efforts,” and summarized Groveland’s excuse for their slate as being, “essentially, this was the best we could do.”

•
As ISS notes, Groveland’s, “overall plan lacks sufficient detail and strategic direction.”  This concern is compounded by the multitude of inaccuracies regarding Biglari Holdings that Groveland has made publicly (as outlined in our March 2015 investor presentation), which in our view demonstrates their extreme lack of preparation and professionalism.

➢	The Question: Could you really trust Groveland to run a $1 billion company when they weren’t even prepared to effectively run a proxy contest?

2.
The Groveland nominees are “a slate of two hedge fund managers (in the process making one of them now overboarded), a boutique investment banker, two lawyers and a single, solitary former restaurant executive” (ISS Report, pages 21-22)

This is ISS’s entirely apt description of Groveland’s slate.  Clearly — to us and to ISS — at no point has Groveland made a compelling case for how this cast of characters possesses the right skill-sets and experience to justify the risk of handing them control of your Company.  By now, you are well aware of the corporate governance misdeeds of Nick Swenson, as well as the Facebook exploits, questionable judgment and day-trading ways of his cohort, Seth Barkett, who sold all of his BH shares one month prior to his nomination.  Consider also the “qualifications” of three of their other proposed candidates:

The Facts:

Stephen Lombardo, III
•	Has no public company board experience
•	Owns ZERO shares in Biglari Holdings
•
Highlights of his 15-year legal career consist of 11 small deals (for example, representation of a small physician group; representation of a commercial lender in connection with transactions ranging from $500,000 to $2.5 million; and work for a time-share resort company)1

•	Recently became chairman of Gibsons Restaurant Group, which owns just 10 restaurants and appears to be a family business

James Stryker
•	Sat on only one public company board for only one year
•	Owns ZERO shares in Biglari Holdings
•	Was CFO of El Torito Restaurants when it filed for bankruptcy
•	His other restaurant experience came at midsized chains not nearly as large, diverse and complex as the Company’s businesses
•
Though a former CFO, and now a “finance and accounting consultant,” the financial and accounting information in Groveland’s proxy materials continues to be rife with errors, including the patently false and absurd statement that the Company is now more at risk for insolvency than it was in 2008

____________________
1 Source:  http://www.kattenlaw.com/Steve-Lombardo

Ryan Buckley
•	Has absolutely no public company board experience
•	Has no relevant industry or operating experience
•	Owns ZERO shares in Biglari Holdings
•	A junior investment banker who specializes in the healthcare sector2

➢	The Question: Given that the Groveland nominees, in ISS’s words, have “almost no operating experience in the company’s core business,” why would anyone ever entrust their investment to this group?

3.
“On the basis of operational performance and shareholder returns alone – particularly with an eye on the trends in the income statement – the dissident case does not appear sufficiently persuasive…” — (ISS Report, page 18)

Throughout its campaign, Groveland has repeatedly asserted that under the leadership of the current Board and management, Biglari Holdings has not performed operationally or delivered shareholder value.  That could not be further from the truth.

The Facts:

•	Since Sardar Biglari became CEO,3 Biglari Holdings’ total shareholder return has outpaced the S&P 500 by 175%.
•	During this period, Biglari Holdings’ share price increased 266.8%, compared to 91.8% for the S&P 500.4
•	Steak n Shake has achieved its 25th consecutive quarter of same-store sales growth. Only one other restaurant chain can also make this claim.

➢
The Question: If Groveland’s criticisms regarding the Company’s performance and creation of shareholder value are baseless, then why would it make sense to replace a Board and CEO that are delivering long-term value for shareholders?

The future of your Company is at stake.  ISS, a leading independent proxy voting advisory firm, agrees with our assessment of the “underprepared” and “underwhelming” Groveland slate and recommends that you vote on our BLUE proxy card and reject the poorly constructed Groveland slate and its poorly conceived “plan.”  We urge you to cast your vote on the BLUE proxy card TODAY to elect all six Biglari Holdings nominees to the Board to protect and maximize the value of your investment in your Company.

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 279-2311
E-mail: info@okapipartners.com

____________________
2 Source:  http://livingstone.nervstaging.co.uk/uk/team/ryan-buckley-2
3 August 5, 2008 – March 6, 2015
4 Adjusted for rights offerings; S&P 500 includes reinvested dividends

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Media Contact:

Sloane & Company
Elliot Sloane, 212-446-1860 / Dan Zacchei, 212-446-1882
esloane@sloanepr.com / dzacchei@sloanepr.com

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company’s filings with the SEC.